UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2008

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On July 2, 2008, Aquila, Inc. (“Aquila”) received notice that activity in the Aquila, Inc. common stock fund (the “Fund”) of the Aquila, Inc. Retirement Investment Plan (the “Plan”) will be temporarily restricted due to the anticipated closing of Aquila’s pending acquisition by Great Plains Energy Incorporated (“GPE”). In connection with this anticipated blackout period, on July 7, 2008, the Plan administrator will notify the Fund’s participants that activity in the Fund will be closed temporarily to any transactions. The blackout period is expected to begin at 3 p.m. on July 10, 2008 and end at 3 p.m. on July 17, 2008, although such times and dates may change, as described below.

The blackout period and trading restriction described above are being implemented in connection with the anticipated effective time of the pending merger (the “Merger”) of Aquila and Gregory Acquisition Corp., pursuant to which Aquila will become a wholly-owned subsidiary of GPE. At the effective time of the Merger, each outstanding share of Aquila common stock will be converted into the right to receive 0.0856 shares of GPE common stock and $1.80 in cash.  The blackout period is necessary to ensure that all Aquila common stock transactions in the Fund are fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the Plan administrator can process the exchange of Aquila common stock for GPE common stock and cash.

Subject to the satisfaction or waiver of all closing conditions, the Merger is expected to occur on Monday, July 14, 2008. Although the notices described above assume the Merger will be completed on July 14, 2008, there are no assurances that all closing conditions will be satisfied or waiver and, consequently, the blackout period and trading restrictions described above may not occur or may occur on different dates than those anticipated.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By: /s/ Christopher M. Reitz
Christopher M. Reitz

Senior Vice President, General Counsel and Secretary

Date: July 3, 2008